UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	10:00 A.M., local time, on Wednesday, May 13, 2009

PLACE:	Quaker Chemical Corporation One Quaker Park 901 Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for the year 2009.

(3) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 6, 2009.

ANNUAL REPORT:	A copy of our Annual Report which includes our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2009

Important Notice of Internet Availability of Proxy Materials for Quaker Chemical Corporation’s 2009 Annual Meeting of Shareholders to be held on May 13, 2009.

The Notice of Meeting, Proxy Statement and 2008 Annual Report to Shareholders are available at www.quakerchem.com/proxymaterials.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2009 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, at 10:00 A.M., local time, on May 13, 2009. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 6, 2009.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on two matters:

•	Election of three nominees to serve on our Board of Directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009.

Who is entitled to vote?

Shareholders of record as of the close of business on March 6, 2009, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote?

You can cast your vote by:

•	marking, signing and dating a proxy card or voting instruction card (if you hold shares in street name) and returning it in the postage-paid envelope provided; or

•	attending the meeting and voting in person.

If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. Your brokerage statement should show the stock acquisition date.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” each of the nominees named in the proxy, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009.

If your shares are held in street name and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, brokerage firms and nominees that are members of the New York Stock Exchange have the authority under the Exchange’s rules to vote their customers’ unvoted shares on certain “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the election of directors in an uncontested election and the ratification of the appointment of our independent registered public accounting firm.

The proxy card and voting instruction form also grant the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP to examine and report on our financial statements and internal control over financial reporting for the year 2009?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with representatives of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes cast at the meeting.

How many shares can be voted at the meeting?

As of March 6, 2009, the record date for the meeting, 10,917,258 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast one vote or ten votes for each share of common stock you held on March 6, 2009, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share which, as of the record date, you had beneficially owned since March 1, 2006, will entitle you to ten votes.

Each share you acquired after March 1, 2006, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2006 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing an affidavit and presenting written evidence to us in accordance with the procedures described in Appendix A.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us on March 6, 2009, the holders of 1,057,062 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 9,860,196 shares of

Quaker common stock will be entitled to cast one vote for each share held, for a total of 20,430,816 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares which are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 6, 2009 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to William R. Cook and Michael F. Barry to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock they hold of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies.

Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may so request by calling the toll free number or writing to the address noted above.

Proposal 1—Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are ten directors, including four Class I directors, three Class II directors and three Class III directors. On October 4, 2008, Michael F. Barry succeeded Ronald J. Naples as Quaker’s Chief Executive Officer and President. On September 24, 2008, the Board increased the number of Class I directors from 3 to 4 and elected Mr. Barry to fill the newly created position, effective October 4, 2008, to serve as such until the 2011 annual meeting of shareholders. At the meeting, three Class II directors are to be elected with each member to serve a three-year term expiring in 2012 or until his successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

No. Each incumbent director whose term expires this year has been nominated for election to serve for an additional three-year term and has agreed to serve if elected.

Who are the Board’s nominees this year?

Donald R. Caldwell, William R. Cook and Jeffry D. Frisby are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2012 annual meeting of shareholders and until his successor is elected and qualified.

What is the background of this year’s nominees?

Our nominees for election to the Board as Class II members are:

DONALD R. CALDWELL

Director since 1997

Age 62

•	Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital fund with offices in the United States, Ireland and the United Kingdom, for more than five years.
•	Member of the Board of Directors:
•	Diamond Management & Technology Consultants, Inc.
•	Lightning Gaming, Inc.
•	Rubicon Technology, Inc.
•	Voxware, Inc.

WILLIAM R. COOK

Director since 2000

Age 65

•	President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	The Penn Mutual Life Insurance Company

JEFFRY D. FRISBY

Director since 2006

Age 53

•

Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build aerostructures, as well as complete mechanical, electromechanical and hydraulic systems for the aerospace industry, for more than five years.

•	Group President of Triumph Control Systems Group, from 2000 until March 2003.
•	President of Frisby Aerospace, Inc., from 1986 until March 2003.

The Board of Directors recommends that you vote “FOR” the election to our Board of Donald R. Caldwell, William R. Cook and Jeffry D. Frisby, the nominees listed above.

Biographies of Directors Not Standing for Election This Year

Our incumbent directors who were elected as Class I members of the Board in 2008 and whose terms expire in 2011 are:

MICHAEL F. BARRY

Director since October 2008

Age 50

•

Quaker’s Chief Executive Officer and President, since October 4, 2008; Senior Vice President and Managing Director – North America from January 2006 to October 3, 2008; Senior Vice President and Global Industry Leader – Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader – Industrial Metalworking and Coatings from January 2004 through June 2005 and Vice President and Chief Financial Officer from 1998 to August 2004.

ROBERT E. CHAPPELL

Director since 1997

Age 64

•

Chairman, President and Chief Executive Officer of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years; President since January 2008.

•	Member of the Board of Directors:
•	Penn Series Funds, Inc. (Chairman)

RONALD J. NAPLES

Director since 1988

Age 63

•	Quaker’s Chairman and Chief Executive Officer for more than five years, having retired as CEO on October 3, 2008.
•	Member of the Board of Directors:
•	P. H. Glatfelter Company
•	Glenmede Trust Company

ROBERT H. ROCK

Director since 1996

Age 58

•	President of MLR Holdings, LLC, an investment company with holdings in the publishing and information business, for more than five years.
•	Member of the Board of Directors:
•	Alberto-Culver Company
•	The Penn Mutual Life Insurance Company

Our incumbent directors who were elected as Class III members of the Board in 2007 and whose terms expire in 2010 are:

JOSEPH B. ANDERSON, JR.

Director since 1992

Age 66

•	Chairman and Chief Executive Officer of TAG Holdings, LLC, a holding company, for more than five years.
•	Chairman and Chief Executive Officer of Indiana Assemblies, LLC, a tire and wheel assembly company, since October 2008.
•	Chairman and Chief Executive Officer of Gulf Shore Assemblies, LLC, a tire and wheel assembly company, since May 2007.
•	Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, since January 2005.
•	Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, for more than five years.
•	Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, for more than five years.
•	Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, for more than five years.
•	Member of the Board of Directors:
•	ArvinMeritor, Inc.

•	Sierra Pacific Resources
•	Rite Aid Corporation
•	Valassis Communications, Inc.

PATRICIA C. BARRON

Director since 1989; Lead Director since May 2008

Age 66

•	Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.
•	Member of the Board of Directors:
•	Teleflex Incorporated
•	Ultralife Corporation
•	United Services Automobile Association

EDWIN J. DELATTRE

Director since 1984

Age 67

•	Professor of Philosophy Emeritus, College of Arts and Sciences, Boston University, since September 2006.
•	Dean Emeritus, School of Education, Boston University, since December 2002.
•	Resident Scholar, Center for School Improvement, School of Education, Boston University, from July 2001 to August 2005.
•	President Emeritus, St. John’s College, Annapolis, Maryland and Santa Fe, New Mexico, since January 1987.

Corporate Governance

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which are available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. The references to our Web site contained in this proxy statement are for informational purposes, and the content of the Web site is not incorporated by such references into this proxy statement. Our Corporate Governance Guidelines are also available in print to any shareholder who requests them. These guidelines were adopted by the Board to assist the Board in carrying out its fiduciary duties and maintaining its independence from management.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s director independence standards are defined in Paragraph 4 of the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 5, 2009, that each of the following non-employee directors is independent within our guidelines and has no material relationship with the Company as defined by our guidelines:

(1) Joseph B. Anderson, Jr.	(5) William R. Cook
(2) Patricia C. Barron	(6) Edwin J. Delattre
(3) Donald R. Caldwell	(7) Jeffry D. Frisby
(4) Robert E. Chappell	(8) Robert H. Rock

Based on the Company’s independence standards, the Board has affirmatively determined that Ronald J. Naples, who retired as Chief Executive Officer of the Company on October 3, 2008, is not independent because he was an executive officer of the Company within the three preceding years of the determination date, and Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high-quality business and professional experience. In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker with respect to the particular talents, experience and capacities of its directors including: industry, managerial or leadership experience; business acumen or particular expertise; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors; standing and reputation as a person of integrity; and ability to work constructively with the CEO and the Board. Directors who also serve as CEOs or in equivalent positions should not serve on more than three boards of public companies in addition to the Quaker Board and other directors should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the limitations in these guidelines on the number of boards a director may serve in the cases of Messrs. Anderson and Caldwell due to their respective circumstances, valued contribution to the Board and the Committees on which they serve, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

The Governance Committee first evaluates for nomination current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not want to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend to the Governance Committee a prospective nominee for election to the Board may write to D. Jeffry Benoliel, Vice President—Global Strategy, General Counsel and Corporate Secretary, Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 7, 2009, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders beneficially owning 5% or more of Quaker’s common stock recommended a director nominee for election at Quaker’s 2009 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President—Global Strategy, General Counsel and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. Our Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to fairness, honesty, integrity, and full company compliance with all laws affecting the Company’s business. The Code of Conduct and Financial Code of Ethics for Senior Financial Officers are available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Both are available in print to any shareholder who makes a written request for them to the address set forth in the preceding paragraph.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or from outside the United States, 1-678-999-4552. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service which is available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls, or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were made in 2008. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management

Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our Web site at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as independence is defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that each member of the Audit Committee meets the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2008
Name	Audit		Compensation/ Management Development		Executive		Governance
Joseph B. Anderson, Jr.	X						X
Patricia C. Barron			X				X
Michael F. Barry					X	(1)
Donald R. Caldwell	X		X		X	CH
Robert E. Chappell					X		X	CH
William R. Cook	X	CH
Edwin J. Delattre			X				X
Jeffry D. Frisby	X
Ronald J. Naples					X
Robert H. Rock			X	CH	X
Number of Meetings in 2008(2)	6		6		1		3

X	Member. Except as otherwise indicated, each of the individuals listed in the table above held the committee memberships indicated throughout 2008.

CH	Chairman

(1)	Committee member since March 5, 2009.

(2)	The Board of Directors held six regular meetings and three special meetings in 2008. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2008.

Time is regularly scheduled for the non-management directors to meet as a separate group. The lead director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2008, all directors attended the annual meeting of shareholders.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
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Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
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Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding our capital structure and deployment of our capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, Compensation/Management Development Committee and Governance Committee each operates under a charter. These charters, together with Quaker’s Corporate Governance Guidelines, are available on the Company’s Web site by accessing the Investors/Corporate Governance section at http://www.quakerchem.com.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2008 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell and Edwin J. Delattre, each of whom is an “independent” director. No member of the Compensation/Management Development Committee is or was during 2008 an employee, or is or ever has been an officer, of Quaker. During 2008, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Executive Compensation

Compensation Discussion and Analysis

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation strategy that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers, who include for 2008 our Chairman, CEO and President, and our vice presidents, through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprised of equity awards and cash payments, and a competitive benefits package comprised of medical, life, disability, and retirement using both qualified and non-qualified programs, where appropriate. In this Compensation Discussion and Analysis, when we use the term “executive officers,” we are including the Named Executive Officers identified in the Summary Compensation Table on page 26 of this proxy statement.

Administrative Practices

Quaker’s Compensation/Management Development Committee (the “Committee”) is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of members of our Board of Directors who meet the objective requirements for “independence” under our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. Four members of our Board, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre and Robert H. Rock, Chairman, currently sit on the Committee. The Committee’s responsibilities include the evaluation of, and approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies, and programs relating to the compensation of the Company’s executive officers. The Committee works very closely with members of management in fulfilling its duties as it is management who provides the necessary information and coordinates with outside consultants, when appropriate, to ensure the Committee is sufficiently informed when taking action, or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities, and specific powers and can be accessed from the Company’s Web site at http://www.quakerchem.com.

To the extent possible, the Committee strives to structure the compensation of our executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interest to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to certain of our executive officers. Although the reported total compensation of Mr. Naples for 2007 and 2006 in the Summary Compensation Table below was in excess of $1,000,000, the $1,000,000 threshold for Section 162(m) purposes was not exceeded due to the fact that most of the compensation listed was performance-based and, therefore, exempt from the 162(m) limitation. In 2008, Section 162(m) limitations did not apply to Mr. Naples as he was not a Quaker employee as of December 31, 2008.

On October 3, 2008, Mr. Naples retired as Quaker’s CEO retaining the Chairmanship of the Board of Directors, and Mr. Barry assumed the role of Quaker’s CEO and President effective the following day. In connection with the change in leadership, both Mr. Naples’ and Mr. Barry’s employment agreements were amended. See discussion under the heading of “Messrs. Naples’ and Barry’s Employment Agreements” on page 21 of this proxy statement.

Benchmarking Data

To assist Quaker in establishing a total direct compensation package comprised of base salary, an annual cash incentive bonus and long-term incentives, the Committee engages Towers Perrin, a nationally recognized human resources consulting firm. Towers Perrin conducts executive compensation studies and analyses and provides the Committee with benchmarking data and counsel on compensation trends and issues. The Committee closely analyzes the data provided by Towers Perrin but exercises its discretion in the weight it assigns to this data. Due to our size and diverse businesses, we have not identified a specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. We, therefore, benchmark total direct compensation for our executive officers using both general industrial and chemical industry information as provided by Towers Perrin. General industry data representing information from over 820 companies is adjusted to reflect the approximate revenue scope of responsibility for each executive officer. For the chemical industry, relevant market survey data is very limited due to Quaker’s size, but it is used in certain cases where comparisons are appropriate, such as the regional managing directors. For non-U.S. based executive officers, data from the relevant local market is also used. We also use the total shareholder returns of the S&P SmallCap 600 (Materials Group) in setting certain performance targets under the Company’s 2006 Long-Term Performance Incentive Plan (“LTIP”). Lastly, in setting Mr. Barry’s compensation as Quaker’s new CEO, the Committee not only referenced benchmarking data provided by Towers Perrin but also material provided by the Hay Group in late 2007 and Salary.com.

Generally, we aim to set total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables and at maximum level at the 75th percentile of the comparative group. This is the starting point of the analysis as other factors are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance, and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

Based on the Committee’s assessment of their relative experience and performance, Messrs. Naples’, Bregolato’s, and Platzer’s targeted total direct compensation for 2008 was at or above the median of the adjusted general industry data as provided by Towers Perrin in late 2007 (then updated in early 2008). Mr. Barry’s compensation was adjusted in July 2008 to reflect his pending appointment as Quaker’s CEO and President with targeted total direct compensation at around the 25th percentile of the comparative data reflecting no prior experience in this role. Messrs. Featherstone’s and Benoliel’s compensation are well below the benchmark levels.

Mr. Naples’ total compensation earned in 2008, as reflected in the Summary Compensation Table below, is significantly above prior year’s total, primarily due to additional benefits associated with his retirement on October 3, 2008 and an increase in pension benefits resulting from higher compensation levels on account of higher annual bonuses. In May 2008, Mr. Naples and Quaker entered into an Employment, Transition and Consulting Agreement (which superseded his prior employment agreement). This agreement was concluded following lengthy discussions between Mr. Naples and the Board, which resulted in an agreed retirement date (October 3, 2008), as well as provided for certain retirement benefits to Mr. Naples. In the absence of such an agreement, the Board could not have on its own set Mr. Naples’ retirement date even at age 65 without triggering more costly termination benefits than what was otherwise agreed.

The components of the increase of Mr. Naples’ compensation over the prior year are higher equity expense, higher pension benefits, special bonuses, and certain benefits received on retirement. Additional equity expense had to be recognized in connection with our long-term incentive program in accordance with FAS 123(R), following the announcement of Mr. Naples’ retirement, as equity values associated with the prior grants had to be adjusted upward (and thereby expense increased) to reflect the increase in the fair market value of Quaker’s common stock from the date of original grant of outstanding awards to that as of the date the retirement was announced. Furthermore, the period during which such expense could be amortized was shortened as vesting was accelerated to Mr. Naples’ retirement date. Secondly, the significant increase in the net present value of his pension benefits was due primarily to higher incentive compensation paid in 2007 and 2008 and per his amended employment agreement, a modification of the formula by which the benefit was calculated and credit for additional years of service. Lastly, Mr. Naples received special bonuses totaling $642,326. See discussion under the heading “Messrs. Naples’ and Barry’s Employment Agreements” and “Nonqualified Supplemental Retirement Income Program” on pages 21 and 20, respectively, of this proxy statement.

Total direct compensation of the other Named Executive Officers, including Mr. Barry, for 2008 was well below targeted levels due to no payout of annual bonuses partially mitigated by the payment of the cash awards under the 2006-2008 LTIP program. The discussion that follows explains in greater detail the components of our compensation program and performance against incentive program targets.

Allocating Between Current and Long-Term Compensation

The Committee, in an effort to ensure the appropriate focus on performance, developed guidelines in consultation with Towers Perrin for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus, and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is incentive-pay dependent and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Messrs. Barry (effective as July 1, 2008) and Naples, the guidelines range for base salary from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation, and for long-term compensation from 14% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Towers Perrin, specific position responsibilities and scope, experience and tenure, current job performance, and Quaker’s overall financial results. In the case of some of the foreign-based executive officers, salary increases may be subject to the legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers residing in the United States.

In 2009, none of our executive officers received an increase in base salary as part of Quaker’s recent cost reduction efforts.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the 2001 Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of budgeted financial performance criteria and regional/personal objectives.

GAIP bonuses at target (which is defined as 55% of the maximum opportunity) are based 75% on corporate financial results and 25% on regional performance or personal objectives, depending on position. For all participants, the corporate component of the bonus may vary up to maximum or down to zero based on corporate net income. For regional associates (Messrs. Barry (in his role as North America Managing Director), Bregolato and Platzer), the regional portion of the bonus is set at 25% of target bonus and may vary up to 182% of the targeted regional opportunity or down to zero depending on regional performance. Nevertheless, the total GAIP bonus cannot exceed a participant’s maximum opportunity. For non-regional associates (Messrs. Naples, Featherstone and Benoliel), the personal objectives portion of the bonus may only vary up to 100% of the targeted personal objectives opportunity of target bonus. When the corporate component is at maximum, the regional performance/personal objective opportunity can be no greater than 13.75% (13.3% in the case of Mr. Naples) of the total GAIP bonus opportunity which is defined for all participants as a percentage of base salary. In 2008, Mr. Naples’ maximum annual incentive award opportunity was 140% of his base salary while Mr. Barry’s, per his 2008 employment agreement, was increased to 118% of his base salary. The applicable maximum annual award percentage for our other executive officers ranges from 45% to 50% of base salary.

The corporate financial targets for 2008 GAIP bonuses were based on consolidated net income and were set at $16.9 million ($1.65 per share) of net income at threshold (the level at which the bonus pool began to accumulate), $20.6 million ($2.00 per share) of net income at target, and $22.4 million ($2.17 per share) of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2008 budgeted net income of $21 million and the level of improvement over the 2007 reported net income of $15.2 million, a 36% improvement over the prior year at target, and a 47% improvement at maximum. If the final net income level had fallen between the amounts shown above, interpolation would have been used to calculate the bonus payout.

At the time the Committee set the 2008 GAIP targets, it also approved a list of non-budgeted business circumstances for which adjustment may be made to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. manufacturing locations, significant customer bankruptcies or plant shutdown; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal and environmental reserves; expenditures for discretionary Board approved corporate purposes or major initiatives, including individual personnel actions; and changes in exchange rates. The Committee also approved at the same time alternative performance targets based on achieving certain returns on capital to be used, at the Committee’s discretion, only if the corporate net income targets were not met. Participants would have been entitled to receive a minimum bonus of 50% of target if an 8% return on capital was achieved and a maximum bonus if a 12% return on capital was achieved. Again, if the return on capital achieved was between the targets, interpolation would have been used to calculate the bonus payout.

In 2008, reported net income was $11.1 million ($1.05 per share), far below the threshold level at which bonuses begin to be earned. Furthermore, the alternative target set at a certain return on capital was also not met. Accordingly, the corporate component of the GAIP bonus was not earned.

In 2008, Mr. Naples’ individual goals were planning and implementing management succession, advancing investor relations, and pursuing industry consolidation opportunities. Mr. Barry’s individual goals included, among others things, achieving budgeted sales, income and working capital targets for the North American region, planning and implementing management succession, and insuring compliance with SOX. The individual goals of the other executive officers were a mix of quantitative performance objectives and managerial goals, such as achieving regional budgets and working capital targets, as well as realizing on certain business development opportunities and SOX compliance. Certain of the individual components of the GAIP could have been earned, but Mr. Barry recommended, and the Committee agreed, not to have any payout under the 2008 GAIP as part of Quaker’s recent cost reduction efforts due to the global recession.

Long-Term Incentives

Under the Company’s LTIP, stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining, and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, Messrs. Naples, Barry and the other Named Executive Officers were awarded options, time-based restricted stock, and a target cash award for the 2006-2008 performance period. Payment of the cash award was dependent upon achieving certain targeted performance measures over the three-year period on relative total shareholder return (“TSR”) as compared to the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30 th percentile of the comparison group, target was at the 50th percentile, and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 76th percentile of the comparison group warranting a payout of 88.75% of TSR maximum.

In early 2006, the Committee engaged Towers Perrin to provide an overview of emerging trends in long-term compensation practices. This review indicated that Quaker’s practices were generally in the mainstream for peer companies, but it did note certain areas of differentiation. As a result of this analysis and their evaluation of Quaker’s needs, the Committee made the following changes:

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Maintain Quaker’s practice of providing three forms of payment (options, cash and restricted stock) to senior executives, including each of the Named Executive Officers, but limit payment forms for lower level executives to cash and restricted stock.

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Shift from having all long-term compensation based on performance to a split between performance-based and time-based to facilitate retention. Restricted stock would be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

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Continue to provide that the cash portion of the Company’s LTIP would be performance-based. The performance criteria for the cash payment would be a single metric, relative total shareholder return. By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

In the first quarter of 2008, the Committee selected participants for the 2008-2010 performance period, including all of the Named Executive Officers. As discussed above, for all executive officers, including the CEO, target awards were determined as a percentage of base salary. The specific amount of each award was determined based on the relative position of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted, and policy targets for the mix of compensation between base salary, annual and long-term incentives. For our Named Executive Officers, the target awards are at the following percentages of base salary: Mr. Naples-175%; Mr. Barry-55%; Mr. Featherstone-55%; Mr. Benoliel-30%; Mr. Bregolato-30%; and Mr. Platzer–45%.

For the 2008-2010 performance period, Mr. Naples received a long-term incentive grant of 86,528 options, 19,150 restricted shares, and a target of $379,167 in cash, and the other Named Executive Officers received grants ranging from 12,761—5,751 options, 2,824—1,273 restricted shares, and target cash awards ranging from $55,917—$25,200.

Awards under the 2008-2010 performance period are intended to make Quaker’s executive compensation more dependent upon the long-term performance of the Company, especially for the CEO, and to ensure retention of executive officers. The stock options (once exercisable) only benefit the recipient if the stock price exceeds the fair market value of Quaker’s stock on the day of the grant. The options granted vest in three equal annual installments, commencing January 29, 2009, over the three-year performance period. In Mr. Naples’ case, however, all equity awards for the 2008-2010 performance period vested as of his retirement date. Payment of the cash award is dependent on the Company’s relative total shareholder return over the 2008-2010 performance period, as compared to the S&P SmallCap 600 (Materials Group). The restricted stock grant vests after the end of the performance period assuming the participant is in Quaker’s employ at that time, except as to Mr. Naples as noted above. During the performance period, the recipient is eligible to receive dividends on the restricted shares.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted defined as the last sale price for a share of common stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

In connection with Mr. Barry’s appointment as CEO, the Committee approved a grant to Mr. Barry of 15,000 shares of restricted stock under the LTIP. The shares will vest in five equal annual installments commencing on July 1, 2009.

Stock Ownership Guidelines

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. The amount required for the CEO is three times his base salary and for our other Named Executive Officers is half their base salary. The CEO and the rest of the Named Executive Officers were in compliance with these ownership guidelines when using the average stock price for 2008. However, due to the significant decline of Quaker’s stock price since September 2008, only Messrs. Benoliel and Featherstone are in compliance as of March 6, 2009. In 2009, the Committee will reevaluate the guidelines to determine what revisions, if any, are appropriate under the circumstances.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which has been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. Since 2004, the Netherlands plan has used a career average pay formula that provides for a target retirement benefit of 80% career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes with annual increases at an assumed rate of 3%. To the extent inflation increases over 3%, half of the excess will be added to the assumed rate of annual increases. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times a participant’s monthly salary. Pension liabilities under this plan are funded through an insurance policy. Mr. Bregolato’s retirement benefit is provided under a defined contribution plan maintained by Quaker’s Brazilian operating subsidiary. The plan is entirely paid by the Company and the current contribution rate is 12.187%. Contributions are annually readjusted to reflect salary increases. The benefit will be calculated based on the accumulated account balance upon retirement and Quaker Brazil will have no additional liability with regard to the retirement plan beyond paying the annual contributions. The eligibility to the retirement benefit is from age 60 to age 65. The retirement benefit may be paid as a lump sum, as a temporary or lifetime annuity or a joint survivorship.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Mr. Naples has a separate plan established in 1995 pursuant to his original employment agreement with the Company. Certain other U.S. based executive officers are eligible to receive benefits under a recently revised single plan. Though the formulas are different between the two plans, the targeted post-retirement income, assuming employment through the maximum prescribed period, is approximately 50% of each officer’s pre-retirement annual compensation (base salary and annual bonus). The significant year-over-year increases in the present value of the retirement benefits, as reflected in the Summary Compensation Table on page 26 of this proxy statement, for Messrs. Naples, Barry and Benoliel, reflect the higher annual bonuses earned in 2006 and 2007 but paid in 2007 and 2008, respectively, after multiple years of limited or no GAIP bonuses plus, in the case of Mr. Naples, the modification of the formula calculating the benefit and credit for additional years of service per his amended employment agreement.

Mr. Naples

Under Mr. Naples’ Supplemental Retirement Income Program, as amended, the maximum annual benefit payable would be 80% of his after-tax “net pre-retirement income,” less his “net after-retirement income.” Net pre-retirement income is defined in Mr. Naples’ plan as the higher of (a) his final year of base salary plus the average of the annual bonuses paid in the highest three calendar years (of the last ten), or (b) the average of his three highest consecutive years of annual base compensation and annual bonuses, in either case reduced by Federal, state and local taxes, and Social Security. Net after-retirement income is defined as Mr. Naples’ after-tax annual Social Security benefit and pension benefit under the qualified defined benefit retirement plan. The maximum annual benefit can be reduced by 2.667% for each full year of employment less than 15 years, but Mr. Naples on his retirement date was entitled to receive the maximum benefit as his amended contract provided credit for two additional years of service in connection with his retirement.

Mr. Naples’ Supplemental Retirement Income Program was amended in 2008 to provide, among other things, that the annual bonus used in calculating his retirement benefit be modified to the highest earned in three of the last ten calendar years (consistent with the officers program described below) prior to the year of termination (as opposed to three of the last five calendar years), the 2001 restricted stock grant of 100,000 shares would be taken into account as a bonus payment of $343,200 (20,000 shares times $17.16 per share) in five consecutive years beginning with 1997 and ending with 2001 (not when the income was recognized), and Mr. Naples would be granted the right to make an election, which he did in late 2008, to receive the net present value of the accumulated benefit in three cash installments, the first commencing six months following his retirement date with the remaining two installments to be paid on the first and second anniversaries of Mr. Naples’ retirement date.

U.S. Based Executive Officers

The Supplemental Retirement Income Program (“SRIP”) for certain U.S. based executive officers was amended in 2006 following a lengthy review process to modernize and tailor it to our needs. Additional amendments were made effective January 1, 2008 to reflect Code Section 409A. At this time, Messrs. Barry and

Benoliel are the only active executive officers participating in the SRIP. Executive officers are designated by the Committee to participate in the SRIP. The SRIP provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his or her surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($16,500 for distributions in 2009) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his or her lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For two original (and currently the only) active participants in SRIP, their accrued benefit is the greatest of:

1.	if employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment when he attains age 55; or

2.	the sum of the benefit the original participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the original participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the original participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable, and has entered into change in control agreements with each of our executive officers, pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following a change in control of Quaker (other than Mr. Naples who retired on October 3, 2008). In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Messrs. Naples’ and Barry’s Employment Agreements

As noted above, Mr. Naples entered into an Employment, Transition and Consulting Agreement, effective May 7, 2008, and he retired from full-time employment on October 3, 2008. His new employment agreement not only included provisions identical to the prior agreement, but also provided the following retirement benefits.

Mr. Naples was paid at his current rate of annualized salary of $682,500 through the end of 2008 (with certain payments delayed, as required by Code Section 409A). He will receive an annual consulting fee of $250,000 in each of 2009 and 2010. For this fee, Mr. Naples would be committed to spend up to 20% of his pre-retirement service time on such matters as Quaker’s Board may direct. Mr. Naples would be treated as if employed through the end of 2008 for purposes of annual and long-term bonus and through 2010 for certain other benefits. Accordingly, he received his full long-term cash bonus earned for the 2006-2008 plan period under the LTIP ($532,000), as discussed above. He will receive, to the extent earned, an amount equal to 67% of the long-term cash bonus for the 2007-2009 plan period and 33% of the long-term cash bonus for the 2008-2010 plan period (an aggregate of $363,082, if target performance is attained). He also received special bonuses in 2008 totaling $642,326. All of Mr. Naples’ unvested equity awards vested as of his retirement date and his options will remain outstanding for up to three years thereafter (48,295 shares of restricted stock and options to purchase 199,367 shares), except for those options having an earlier expiration date per the original terms of issuance. Certain benefits extend beyond 2010, such as medical and dental coverage for Mr. Naples and his spouse, and he will receive annual installments of $11,500 (in lieu of life insurance) for the remainder of his lifetime. In addition, he will have access to an office and secretarial services through 2013 and reimbursement for tax preparation and financial planning services (limited to $8,000 per calendar year) through 2011. Mr. Naples is not entitled to any additional benefits upon a change in control.

Mr. Barry entered into a new employment agreement, as of July 1, 2008, in connection with his appointment as CEO, effective October 4, 2008. It provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change of Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus bonus equal to the average annual bonus earned under Quaker’s annual incentive compensation in the applicable three-year period. In general, this three-year period is the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

“Cause” is defined under Mr. Barry’s employment agreement as either willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker which is materially injurious to the Company or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for good reason.

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of base salary during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit of three times base salary. Mr. Barry would be entitled to the death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar year period described in Mr. Barry’s change in control agreement, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period is the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition to the amounts described above, Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of two years. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

Other Executive Officers

Our other Named Executive Officers are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause,” disability, death or retirement) equal to 12 months base salary at their then current rate of salary or, if greater, as in the case of Mr. Platzer, severance prescribed by law in foreign jurisdictions. “Cause” is defined in Messrs. Platzer’s and Bregolato’s employment agreements as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Messrs. Benoliel and Featherstone, “cause” is defined to include: (i) willful and material breach of the memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. Our other Named Executive Officers are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Featherstone’s, Benoliel’s and Platzer’s severance payments are contingent upon signing a form of release satisfactory to Quaker.

Quaker has entered into change in control agreements with each of its Named Executive Officers (other than Mr. Naples). Under these agreements (Mr. Barry’s is described above), the executive officers are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar year period described in the change in control agreements. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on actual performance for Mr. Bregolato, or target performance for Messrs. Featherstone, Benoliel and Platzer; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period. In general, this three-year period is the year of termination and the prior two years (for Mr. Featherstone and Mr. Benoliel, if the executive received a bonus in the year of the executive’s termination) or, otherwise, the three calendar years prior to his termination. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 33 of this proxy statement.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental, and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his respective change in control agreement (at any time) or the noncompete provisions of the change in control agreement (during employment or the one-year period thereafter).

In the change of control agreements “cause” is defined to include: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers. In Europe and South America, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Messrs. Platzer and Bregolato. Under Mr. Naples’ employment agreement, he is entitled following his retirement date to a reimbursement of club membership fees, medical and dental coverage, a leased car and reimbursement for certain other miscellaneous expenses.

Under Mr. Naples’ prior employment agreement with us, we made two loans to him in the aggregate principal amount of $642,326 in 1999, to cover withholding and additional taxes on stock awards which were repaid in full in 2008.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald J. Naples Chairman of the Board and Chief Executive Officer (until October 3, 2008)	2008 2007 2006	514,333 644,167 611,208	642,326 0 267,641	1,198,707 397,151 72,186	1,730,311 253,033 104,431	532,500 1,123,868 861,000	3,340,000 1,465,000 0	336,660 62,517 47,812	8,294,837 3,945,736 1,964,278
Michael F. Barry Chief Executive Officer and President (since October 4, 2008); Senior Vice President and Managing Director—North America (until October 3, 2008)	2008 2007 2006	377,500 296,500 282,500	0 30,549 38,907	164,514 114,413 70,411	52,243 35,036 13,513	69,225 194,447 158,400	191,000 131,000 112,000	54,250 45,871 39,801	908,732 847,816 715,532
Mark A. Featherstone Vice President, Chief Financial Officer and Treasurer	2008 2007 2006	234,304 204,589 159,900	0 7,551 10,569	25,538 27,173 6,663	11,613 0 0	24,850 118,413 72,536	0 0 0	21,012 16,306 12,535	317,317 374,032 262,203
D. Jeffry Benoliel Vice President—Global Strategy, General Counsel and Corporate Secretary (since October 4, 2008); Vice President, Secretary and General Counsel (until October 3, 2008)	2008 2007 2006	258,300 246,000 214,792	0 12,866 18,784	54,948 63,272 23,775	26,371 17,807 7,529	37,275 126,266 101,250	55,000 130,000 85,000	26,888 25,963 21,336	458,782 622,174 472,466
José Luiz Bregolato(6) Vice President and Managing Director—South America	2008 2007 2006	284,142 348,122 264,286	0 14,064 19,920	18,872 22,280 4,165	25,874 15,494 6,964	26,625 166,054 127,502	0 0 0	84,130 94,809 89,463	439,643 660,823 512,300
Wilbert Platzer(6) Vice President and Managing Director—Europe	2008 2007 2006	303,904 297,963 252,993	0 22,384 25,938	53,279 86,491 55,099	40,786 26,909 12,568	69,225 160,399 117,721	0 56,715 31,858	39,271 40,873 35,773	506,465 691,734 531,950

(1)	For 2008, includes Mr. Naples’ special bonuses paid in 2008 per his amended employment agreement. For 2007, includes for all Named Executive Officers (except Mr. Naples), a discretionary bonus payment for the 2004-2006 period. For 2006, includes for all Named Executive Officers a discretionary bonus payment for the 2003-2005 period.

(2)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) for outstanding equity awards under the Company’s 2001 Global Annual Incentive Plan (“GAIP”) and the Company’s 2001 and 2006 Long-Term Performance Incentive Plans. Assumptions used in the calculation of these amounts for 2008 are included in Note 14 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	The amounts in column (g) are incentive cash bonuses earned in 2008 and payable in 2009 under the 2006 Long-Term Performance Incentive Plan (“2006 LTIP”), earned in 2007 and paid in 2008 under the Company’s GAIP and under the 2001 Long-Term Performance Incentive Plan (“2001 LTIP”) and earned in 2006 and paid in 2007 under the Company’s GAIP. All bonuses for foreign-based participants are paid by the applicable local foreign affiliate. No GAIP bonuses were earned in 2008.

(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 12 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The increase in the present value of Messrs. Naples’, Barry’s and Benoliel’s benefits under all pension plans established by the Company reflects the higher annual bonuses earned in 2006 and 2007, but paid in 2007 and 2008, respectively, after multiple years of limited or no annual bonuses and, in addition, with respect to Mr. Naples for 2008, benefits per a modification of the formula by which the benefit is calculated as well as credit for additional years of service, both in connection with his new employment agreement.

(5)	Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan (for 2008, $13,800 for Mr. Naples; $13,907 for Mr. Barry; $14,734 for Mr. Featherstone; and $13,885 for Mr. Benoliel; for 2007, $14,500 for Mr. Naples; $13,515 for Mr. Barry; $14,500 for Mr. Featherstone; and $14,500 for Mr. Benoliel; and for 2006, $14,094 for Mr. Naples; $13,078 for Mr. Barry; $11,761 for Mr. Featherstone; and $13,998 for Mr. Benoliel and to Mr. Bregolato pursuant to a defined contribution plan as well as a state mandated severance indemnity fund in the aggregate of $54,821, $65,946 and $50,861 in 2008, 2007 and 2006, respectively).

Includes the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in Europe for Mr. Platzer ($30,811, $32,101 and $29,871 for 2008, 2007 and 2006, respectively) and in South America for Mr. Bregolato ($26,683, $27,634 and $38,118 for 2008, 2007 and 2006, respectively).

Includes dividends paid on time-based restricted stock awards (for 2008, $28,482 for Mr. Naples; $18,091 for Mr. Barry; $3,578 for Mr. Featherstone; $9,503 for Mr. Benoliel; $2,626 for Mr. Bregolato; and $8,460 for Mr. Platzer; for 2007, $21,594 for Mr. Naples; $11,551 for Mr. Barry; $1,806 for Mr. Featherstone; $7,963 for Mr. Benoliel; $1,229 for Mr. Bregolato; and $8,772 for Mr. Platzer; and for 2006, $8,385 for Mr. Naples; $774 for Mr. Featherstone; $7,514 for Mr. Barry; $3,838 for Mr. Benoliel; $484 for Mr. Bregolato; and $5,902 for Mr. Platzer).

Includes life insurance premiums paid by Quaker ($15,843, $14,596 and $13,944 for 2008, 2007 and 2006, respectively, for Mr. Naples and $18,733, $17,482 and $16,013 for 2008, 2007 and 2006, respectively, for Mr. Barry).

Includes the costs associated with financial planning services in 2008 for Mr. Naples and Mr. Featherstone, $8,455 and $2,700, respectively, and in each of 2008, 2007 and 2006, respectively, $3,500 for Mr. Benoliel.

Includes the sale of vacation days for Mr. Naples of $9,876, $11,827 and $11,389 in 2008, 2007 and 2006, respectively, and for Mr. Barry of $3,519, $3,323 and $3,196 in 2008, 2007 and 2006, respectively.

Includes for Naples in 2008, consulting fees of $170,625 for the period October 4, 2008 through December 31, 2008, unused vacation of $81,979, and country club membership of $7,600.

(6)	Mr. Platzer’s compensation is paid in Euros and Mr. Bregolato’s compensation is paid in Brazilian reais. All foreign currency amounts reflected in this table were converted to U.S. dollars at the spot rate in effect on December 31 of the year for which the information is reported.

Grants of Plan-Based Awards

Provided below is information on grants made in 2008 to the Named Executive Officers under the Company’s 2006 Long-Term Performance Incentive Plan. In January 2008, awards for the 2008-2010 period were made to the Named Executive Officers consisting of options vesting in three equal installments over the three-year period, time-based restricted stock vesting after the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 18 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options (3) (#)(j)	Exercise or Base Price of Option Awards (4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Ronald J. Naples(6)	1/29/08	151,666	379,167	758,334	0	0	0	19,150	86,528	19.45	1,450,964
Michael F. Barry	1/29/08 7/1/08	22,367	55,917	111,834	0	0	0	2,824 15,000	12,761	19.45	517,714
Mark A. Featherstone	1/29/08	16,134	40,335	80,670	0	0	0	2,037	9,205	19.45	77,625
D. Jeffry Benoliel	1/29/08	10,080	25,200	50,400	0	0	0	1,273	5,751	19.45	48,504
José Luiz Bregolato	1/29/08	12,947	32,367	64,734	0	0	0	1,635	7,386	19.45	62,296
Wilbert Platzer	1/29/08	17,220	43,050	86,100	0	0	0	2,174	9,824	19.45	82,845

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s 2006 LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount. The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return (“TSR”) against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on January 29, 2008, reflect the number of shares of time-based restricted stock awarded under the 2006 LTIP with full vesting on January 29, 2011, and for the award granted to Mr. Barry on July 1, 2008, reflects the number of shares of time-based restricted stock awarded under the 2006 LTIP with vesting in five equal consecutive annual installments commencing on July 1, 2009 and ending on July 1, 2013.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the 2006 LTIP. These options become exercisable in three equal consecutive annual installments commencing on January 29, 2009.

(4)	With respect to the awards granted on January 29, 2008, under the provisions of the 2006 LTIP, the fair market value is defined as the closing market price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are described in Note 14 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(6)	All of Mr. Naples’ equity grants for the 2008-2010 period vested as of the date of his retirement, October 3, 2008, and he will be entitled to one-third of the cash award, if earned, in the performance cycle, per the terms of his amended employment agreement.

Outstanding Equity Awards at Fiscal Year-End

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Ronald J. Naples	44,995	0	0	19.98	10/3/2011	(3)	0	(3)	0	0	0
	67,844	0	0	23.13	10/3/2011	(3)
	86,528	0	0	19.45	10/3/2011	(3)
Michael F. Barry	0	3,000	0	19.98	3/6/2013		1,650	(4)	27,143	0	0
	670	9,987	0	23.13	2/22/2014		2,375	(5)	39,069
	0	12,761	0	19.45	1/29/2015		5,000	(6)	82,250
							2,824	(7)	46,455
							15,000	(8)	246,750
Mark A. Featherstone	2,600	0	0	26.05	4/15/2011		1,200	(4)	19,740	0	0
	4,700	0	0	21.97	3/9/2012		1,200	(5)	19,740
	0	9,205	0	19.45	1/29/2015		2,037	(7)	33,509
D. Jeffry Benoliel	4,700	0	0	26.05	4/15/2011		950	(4)	15,628	0	0
	5,110	0	0	21.97	3/9/2012		1,080	(5)	17,766
	1,733	1,734	0	19.98	3/6/2013		1,273	(7)	20,941
	0	4,540	0	23.13	2/22/2014		7,500	(9)	123,375
	0	5,751	0	19.45	1/29/2015
José Luiz Bregolato	4,800	0	0	20.09	1/23/2009		750	(4)	12,338	0	0
	4,800	0	0	20.18	3/19/2010		905	(5)	14,887
	4,700	0	0	26.05	4/15/2011		1,635	(7)	26,896
	4,700	0	0	21.97	3/9/2012
	3,134	1,566	0	19.98	3/6/2013
	1,900	3,800	0	23.13	2/22/2014
	0	7,386	0	19.45	1/29/2015
Wilbert Platzer	3,000	3,000	0	19.98	3/6/2013		1,650	(4)	27,143	0	0
	2,941	5,884	0	23.13	2/22/2014		1,400	(5)	23,030
	0	9,824	0	19.45	1/29/2015		3,750	(6)	61,688
							2,174	(7)	35,762

(1)	Options expiring March 6, 2013, February 22, 2014 and January 29, 2015 have a seven-year term and vest in three equal installments over the three-year period commencing on grant date.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the New York Stock Exchange of $16.45 per share on December 31, 2008.

(3)	Upon Mr. Naples’ retirement on October 3, 2008, all time-based restricted stock awards and unvested stock options granted under the 2006 LTIP vested and, except for those options having an earlier expiration date, all will expire three years following Mr. Naples’ retirement date (October 3, 2011).

(4)	Time-based restricted stock awards granted under the 2001 LTIP with full vesting on February 28, 2009.

(5)	Time-based restricted stock awards granted under the 2006 LTIP with full vesting on February 22, 2010.

(6)	Performance-based restricted stock awards issued under the 2001 GAIP which vest 50% on March 9, 2009 and 50% on March 9, 2010.

(7)	Time-based restricted stock awards granted under the 2006 LTIP with full vesting on January 29, 2011.

(8)	Time-based restricted stock award granted under the 2006 LTIP which vests in five equal annual installments commencing on July 1, 2009 through July 1, 2013.

(9)	Time-based restricted stock award granted under the 2006 LTIP which vests 50% on June 23, 2009, 25% on June 23, 2010 and 25% on June 23, 2011.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2008 by the Named Executive Officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise (1) ($)(c)	Number of Shares Acquired on Vesting (2) (#)(d)	Value Realized on Vesting (3) ($)(e)
Ronald J. Naples	400,056	3,620,704	48,295	1,138,796
Michael F. Barry	75,296	747,990	5,000	122,675
Mark A. Featherstone	2,800	30,716	0	0
D. Jeffry Benoliel	11,203	122,822	0	0
José Luiz Bregolato	0	0	0	0
Wilbert Platzer	35,550	300,034	3,750	92,006

(1)	Reflects the difference between the exercise price of the option and the closing market price for a share of common stock as quoted on the New York Stock Exchange on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, the following amounts reflect the value in cash (through the simultaneous market sale of the shares acquired on exercise): Mr. Naples $3,021,196; Mr. Barry $0; Mr. Featherstone $30,716; Mr. Benoliel $55,968; and Mr. Platzer $300,034 and the following amounts reflect the value from the acquisition of shares upon exercise: Mr. Naples $599,508; Mr. Barry $747,990; Mr. Featherstone $0; Mr. Benoliel $66,854; and Mr. Platzer $0.

(2)	Amounts reflect (i) for Mr. Naples, time-based restricted stock granted under the 2001 LTIP and 2006 LTIP, all of which vested as of the date of his retirement on October 3, 2008; (ii) for Mr. Barry and Mr. Platzer, a time-based restricted stock award of 10,000 shares and 7,500 shares, respectively, under the 2001 GAIP, which vested 50% on March 9, 2008.

(3)	Amounts reflect the closing price of the Company’s common stock on October 3, 2008 for Mr. Naples of $23.58 per share and on March 10, 2008 (March 9, 2008 was a Sunday) for Messrs. Barry and Platzer of $24.5350 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each such Named Executive Officer, under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. For information on all material assumptions used in quantifying the present value of the accrued pension benefit, see Note 12 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 19 of this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service (4) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Ronald J. Naples	U.S. Pension Plan	9.25	52,000	69,200
	1995 Naples Supplemental Retirement Income Program and Agreement	13	8,709,000	0
Michael F. Barry	U.S. Pension Plan	6.08	57,000	0
	Supplemental Retirement Income Program	10	750,000	0
Mark A. Featherstone	U.S. Pension Plan	3.58	30,000	0
D. Jeffry Benoliel(1)	U.S. Pension Plan	9.667	99,000	0
	Supplemental Retirement Income Program	13	490,000	0
José Luiz Bregolato(2)		0	0	0
Wilbert Platzer(3)	The Netherlands Pension Plan	22.416	588,486	0

(1)	Mr. Benoliel’s retirement benefit under the Supplemental Retirement Income Program will not vest until July 1, 2009.

(2)	Mr. Bregolato’s retirement benefit is provided under a defined contribution plan into which the Company contributes annually 12.187% of base salary. As of December 31, 2008, the accumulated benefit was $779,383.

(3)	Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

(4)	In all cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Non-Qualified Deferred Compensation

Messrs. Naples and Barry were participants in the Quaker Chemical Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”). Eligibility is limited to the Company’s Chief Executive Officer (“CEO”) and other key management employees as designated by the CEO. Account balances represent compensation deferred by Messrs. Naples and Barry in prior years and the earnings thereon. In 2005, Messrs. Naples and Barry each elected to make no further deferrals and to liquidate their accounts. Under the terms of the Deferred Compensation Plan, however, the Company can limit their distributions as necessary to avoid an adverse tax consequence as a result of the application of Section 162(m) of the Internal Revenue Code. No other members of management are currently eligible to participate in the Deferred Compensation Plan. Amounts owed to Mr. Barry and, to a more limited extent, Mr. Naples, were funded through life insurance programs. Earnings on deferred compensation accounts are measured against various investment media offered by the Company and chosen by the participant, including in excess of 40 alternatives available under General American Life Insurance Company Variable Universal Life policies.

Name (a)	Executive Contributions in Last Fiscal Year ($)(b)	Registrant Contributions in Last Fiscal Year ($)(c)	Aggregate Earnings in Last Fiscal Year ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)
Ronald J. Naples	0	0	(1,262,229)	2,424,239	0
Michael F. Barry	0	0	(3,642)	50,906	0
Mark A. Featherstone	0	0	0	0	0
D. Jeffry Benoliel	0	0	0	0	0
José Luiz Bregolato	0	0	0	0	0
Wilbert Platzer	0	0	0	0	0

Potential Payments Upon Termination or Change in Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers, except Ronald J. Naples, who retired on October 3, 2008, under various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2008. Information regarding compensation for Mr. Naples upon his retirement is described in the Compensation Discussion and Analysis on page 21 of this proxy statement. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 12 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change in Control Benefits” in the Compensation Discussion and Analysis on page 21 of this proxy statement.

Named Executive Officers Other Than Ronald J. Naples—Estimated Payments and Benefits Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mark A. Featherstone	D. Jeffry Benoliel		José Luiz Bregolato (1)	Wilbert Platzer (1)
Severance Allowance ($)	1,073,077	(2)	311,500	474,208	(2)	612,860	1,032,041	(3)
Annual Bonus ($)	292,500		68,365	77,000		78,433	78,607
Performance Incentive Units ($)	92,486		36,778	45,250		39,049	73,883
Restricted Stock Awards (time-based vesting) ($)(4)	441,666		72,989	177,709		54,121	147,622
Stock Options ($)(5)	0		0	0		0	0
Medical/Dental/Life Insurance ($)(6)	31,238		18,053	27,080		9,449	0
Outplacement Assistance ($)(7)	9,500		9,500	9,500		9,500	9,500
Supplemental Retirement Income Program ($)(8)	819,000		0	355,000		0	0

(1)	Amounts due in foreign currency were converted to U.S. dollars for the purposes of this table at the spot rate in effect on December 31, 2008.

(2)	The severance allowance has been reduced to the extent necessary to avoid imposition of excise tax under Code Section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). The amount of the reduction is $411,923 for Mr. Barry and $57,869 for Mr. Benoliel.

(3)	This is the estimated amount to which Mr. Platzer may be entitled under the law of The Netherlands, using a typical factor of 1.5. This amount may be adjusted upward (using a factor of 2.0) or downward by a Dutch court depending on the circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $535,638. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code Section 4999. Whether such a reduction is required depends on the amount of Mr. Platzer’s severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2008 ($16.45) multiplied by the number of shares that would become vested on termination or change in control.

(5)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2008 ($16.45) and the exercise price of the option. Based on this market price, all outstanding options granted to the Named Executive Officers are underwater and, therefore, the number for stock options is shown as $0. Options that were vested before December 31, 2008 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 29 of this proxy statement.

(6)	This amount reflects the value of medical, dental, and life insurance coverage for 24 months (Mr. Barry), 12 months (Mr. Featherstone), 18 months (Mr. Benoliel), and 18 months (Mr. Bregolato), all based on our current costs for these benefits. Mr. Platzer is not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance. After 2008, Mr. Featherstone will be entitled to the value of medical, dental and life insurance coverage for 18 months.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2009.

(8)	Amount shown is the December 31, 2008 present value of the estimated benefit payable if, on December 31, 2008, a change in control occurred. The December 31, 2008 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $1,755,000 or, in the case of Mr. Barry’s resignation or death is $544,000, and in the case Mr. Barry is terminated from employment by the Company other than for cause or disability is $571,000. If Mr. Benoliel had terminated employment on December 31, 2008, other than in connection with a change in control, death or disability, his Supplemental Retirement Income Program benefit would have been $0 because his benefit is not scheduled to become vested until July 1, 2009. The December 31, 2008 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $1,233,000, and in the case of Mr. Benoliel’s death is $355,000.

Under the terms of their employment agreements, our Named Executive Officers (other than Mr. Naples) are entitled to severance benefits and 12 months of outplacement services if the Company terminates their employment (other than for cause, disability, death or retirement). In the case of such termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such termination, Messrs. Barry, Featherstone, Benoliel, Bregolato, and Platzer are entitled to severance equal to 12 months of base salary as of the termination date. The severance amounts payable under such circumstances are as follows: $845,879 (Mr. Barry), $248,600 (Mr. Featherstone); $280,000 (Mr. Benoliel); $298,376 (Mr. Bregolato); and $310,143 (Mr. Platzer). In Mr. Platzer’s case, the statutory amount shown determined under the laws of The Netherlands would be paid if higher (See Note 2 to the above chart).

If employment were terminated on December 31, 2008, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid.

In the case of death on December 31, 2008, a death benefit would be paid in 2009 of $450,000 (Mr. Barry), $248,600 (Mr. Featherstone), $280,000 (Mr. Benoliel), $298,376 (Mr. Bregolato) or $310,143 (Mr. Platzer), plus 50% of base salary during each of the following four years (2010-2013) (Mr. Barry, $225,000; Mr. Featherstone, $124,300; Mr. Benoliel, $140,000; Mr. Bregolato, $149,188; and Mr. Platzer, $155,071).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee has used certain industry-wide data to set compensation obtained by Quaker’s management.

For the 2008-2009 Board year, each independent director received an annual cash retainer of $28,000 and a time-based restricted stock award equal to $6,000, issued in May 2008, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $6,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $4,000.

During the third quarter of 2008, the Governance Committee engaged Semler Brossy Consulting Group to assist it in designing a program appropriate for the Company’s directors. Based on comparative data provided, which included general industry data (National Association of Corporate Directors and Conference Board) and data from the public companies included within the comparison group used in setting executive officer compensation, the current director compensation was found to be at or below the 25th percentile of the comparison groups. The Company’s Board, based on the Governance Committee’s recommendation, approved certain adjustments in the current year’s director compensation and set compensation for the 2009-2010 Board year.

In October 2008, an immediate $10,100 increase in the director’s retainer payable in cash was paid and a time-based restricted stock grant of $12,000 was issued to each of the independent directors, which like the prior grant in May vests in one year assuming continued Board membership. In addition, the annual retainer to the Audit Committee Chairman for 2009-2010 Board year was raised to $10,000 and an annual retainer of $15,000 was approved for Quaker’s Lead Director (a position established and filled in May 2008), of which a prorated payment of $10,000 was paid for the 2008-2009 Board year. Commencing with the 2009-2010 Board year, the annual retainer to be paid to each independent director was to have been $40,000 in cash ($8,000 of which was to be paid in equity in accordance with the provisions of the Director Stock Ownership Plan), and $36,000 annually in an equity grant in the form of time-based restricted stock. In March 2009, the Board reduced the cash retainer to $32,000 ($8,000 of which will be paid in equity in accordance with the provisions of the Director Stock Ownership Plan) as part of the Company’s efforts to reduce expenses. There were no other adjustments from prior levels to the retainers for the other Committees’ Chairmen nor Board and Committee fees.

Currently, each director is required to beneficially own at least 7,500 shares of Quaker’s common stock. Until a director accumulates the required number of beneficially owned shares, 75% of the annual retainer is paid in shares of Quaker’s common stock and, once the threshold is met, 25% of the retainer is paid in such shares. In 2008, 20% of the annual retainer was paid in shares if the threshold was met. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a larger percentage (up to 100%) of their annual retainer in shares of Quaker common stock.

Director Compensation

Name (1)(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards (2) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($)(f)	All Other Compensation (3) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	55,010	8,476	0	0	0	5,773	69,259
Patricia C. Barron	62,510	8,476	0	0	0	5,773	76,759
Donald R. Caldwell	40,365	8,476	0	0	0	28,167	77,008
Robert E. Chappell (4)	29,115	8,476	0	0	0	28,167	65,758
William R. Cook	34,865	8,476	0	0	0	28,167	71,508
Edwin J. Delattre	55,010	8,476	0	0	0	5,773	69,259
Jeffry D. Frisby	35,878	8,476	0	0	0	21,155	65,509
Robert H. Rock	58,510	8,476	0	0	0	5,773	72,759

(1)	Mr. Barry and Mr. Naples are not included in this table. Mr. Barry is an employee of the Company and thus receives no compensation for his service as a director and Mr. Naples, until his retirement on October 3, 2008, was an employee of the Company and thus receives no compensation for his service as a director.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for outstanding equity awards under the Company’s 2006 LTIP.

(3)	Under the terms of the Director Stock Ownership Plan, the following directors were paid a portion of their retainer in shares valued at $32.315 per share on June 1, 2008 (the retainer payment date), as follows: Mr. Anderson $5,591 (173 shares); Ms. Barron $5,591 (173 shares); Mr. Caldwell $27,985 (866 shares); Mr. Chappell $27,985 (866 shares); Mr. Cook $27,985 (866 shares); Dr. Delattre $5,591 (173 shares); Mr. Frisby $20,972 (649 shares); and Mr. Rock $5,591 (173 shares). In addition, the amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(4)	Mr. Chappell participated in the Directors’ Deferred Compensation Plan and elected to defer 100% of his 2008 Board fees (but not stock awards). Participants in the Directors’ Deferred Compensation Plan may designate investment vehicles to determine earnings on deferred accounts as designated by the Administrator of the Plan.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock. This information is as of March 6, 2009, unless we have indicated otherwise. Each beneficial owner has sole voting and dispositive power for the shares listed, unless we have indicated otherwise.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes (4)
Barclays Global Investors, N.A.(1) 400 Howard Street San Francisco, CA 94015	842,649	7.8	842,649
Royce & Associates, LLC(2) 1414 Avenue of the Americas New York, NY 10019	704,577	6.5	704,577
Eagle Asset Management, Inc.(3) 880 Carillon Parkway St. Petersburg, FL 33716	635,018	5.9	635,018

(1)	As reported in Schedule 13G filed on February 5, 2009 by Barclays Global Investors, N.A. with the Securities and Exchange Commission which indicates Barclays Global Investors, N.A. and certain of its affiliates are the beneficial owner of 842,649 shares and have sole voting power over 699,222 shares and sole dispositive power over 842,649 shares.

(2)	As reported in Schedule 13G/A filed January 30, 2009 by Royce & Associates, LLC with the Securities and Exchange Commission.

(3)	As reported on Schedule 13G filed January 26, 2009 by Eagle Asset Management, Inc. with the Securities and Exchange Commission.

(4)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows how much of Quaker’s common stock is beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 26 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 6, 2009. Each director and executive officer has sole voting and dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class (1)	Number of Votes
Joseph B. Anderson, Jr.	9,163		*	9,163
Patricia C. Barron	15,618		*	15,845
Michael F. Barry	124,858	(2)	1.2	111,942
Donald R. Caldwell	8,184		*	8,184
Robert E. Chappell	11,514		*	75,612
William R. Cook	12,250		*	12,250
Edwin J. Delattre	9,357	(3)	*	9,357
Jeffry D. Frisby	3,175		*	3,175
Ronald J. Naples	548,146	(2)(3)	4.9	652,691
Robert H. Rock	9,519		*	53,340
Mark A. Featherstone	35,596	(2)	*	25,228
D. Jeffry Benoliel	109,318	(2)	1.0	625,941
José Luiz Bregolato	35,320	(2)	*	10,158
Wilbert Platzer	36,932	(2)	*	44,959
All directors and officers as a group (17 persons)	1,005,790	(2)	9.0	1,684,544	(4)

*	Less than 1%.

(1)	Based upon 11,207,833 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 199,367 shares in the case of Mr. Naples; 12,916 shares in the case of Mr. Barry; 10,368 shares in the case of Mr. Featherstone; 17,464 shares in the case of Mr. Benoliel; 25,162 shares in the case of Mr. Bregolato; 15,157 shares in the case of Mr. Platzer; and 290,575 shares in the case of all directors and officers as a group.

(3)	Includes (i) 8,757 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power; and (ii) 3,086 shares in the case of Mr. Naples of which 2,186 shares are held jointly by Mr. Naples and his spouse with whom he shares voting and dispositive power, 400 shares are held in a charitable private foundation of which Mr. Naples and his spouse are trustees and share voting and dispositive power, and 500 shares are held in a family trust of which Mr. Naples and his sister are trustees and share voting and dispositive power.

(4)	Represents 8.3% of all votes entitled to be cast at the meeting, based on information available on March 6, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2008, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2008, were filed on a timely basis.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions may be consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is one of a number of companies that are part of Triumph Aerospace Systems Group, whose Group President is Jeffry D. Frisby, a Quaker director. Triumph Fabrications is a leading manufacturer of sheet metal parts and assemblies used in the aviation industry. AC Products is the leading supplier of chemical milling maskants to the aerospace industry. The annual sales in 2008 from this account were approximately $985,000 and such sales are continuing in 2009. The Governance Committee reviewed and approved this transaction consistent with the policy described above and the Committee is updated annually.

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2007 and 2008 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,537,000 and $1,407,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2007 and 2008, totaled $19,000 and $28,000, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2007 and 2008, totaled $117,000 and $86,000, respectively.

All Other Fees

There were no other fees charged to us by PricewaterhouseCoopers LLP for any other products or services provided during the years ended December 31, 2007 and 2008.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2007 and 2008, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Report of the Audit Committee

This Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our Web site. Our Board has appointed to this Audit Committee four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the New York Stock Exchange and Quaker’s Corporate Governance Guidelines.

As stated in our charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out our oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

This Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2008. This Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by AICPA Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. This Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with this Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, this Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2008, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 7, 2009. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 20, 2010, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428, Attention: General Counsel.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Strategy,

General Counsel and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2009

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions, shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. Shareholders desiring to rebut this presumption will be asked to complete and execute an affidavit which is available from the Company upon request. Evidence, in the form of a trade confirmation or account statement indicating ownership through the required Holding Period, is also required. Nevertheless, the Company, at its sole discretion, will determine the adequacy of the evidence presented. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights by a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period. Additionally, the register can be adjusted manually, in order to respond to shareholders whose shares were held in “street” or “nominee” name if shares acquired were held by the same party for the required Holding Period.

Proxy Administration

As indicated above, record ownership proxy administration is relatively simple. The transfer agent will mail proxy cards to all shareholders, and each proxy card will reflect the number of votes that the shareholder is entitled to cast, not the number of shares held. If shareholders have deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, such shareholders will normally be entitled to one vote per share. If they can provide evidence that they have held their shares for the Holding Period, they can increase the number of votes that may be cast to 10 votes per share by completing and executing an affidavit which is

A-1

available from the Company upon request. Equally, if a shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, that can be accomplished through proper notification to the Company as indicated above. Acceptable substantiation will in most cases be a letter from the shareholder explaining the circumstances and stating why he or she feels that the common shares held by such shareholder are entitled to 10 votes per share, either because the shares have been held for the required Holding Period or because the shareholder falls within one of the exceptions set forth above. The Company reserves the right to change what it deems to be acceptable substantiation at any time if it appears from experience that the present definition is inadequate or is being abused, and further reserves the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where evidence is presented that is satisfactory, the shareholder records will be manually adjusted as appropriate. The shareholder submitting the evidence will be advised as to any action taken or not taken, which will be posted by ordinary mail to the shareholder’s registered address or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation by the transfer agent.

Summary

The procedures set forth above have been reviewed with representatives of various brokers and banks, as well as counsel to the Company. Those representatives have made helpful and valuable suggestions, which have been incorporated in the procedures.

The Company is confident that these procedures are efficient in addressing the complications of multi-vote casting and tabulating, but the Company is prepared to revise them if experience dictates the need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures or would like to present evidence of ownership through the required 36-month Holding Period, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

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QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William R. Cook and Michael F. Barry, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania, on May 13, 2009, at 10:00 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

QUAKER CHEMICAL CORPORATION

May 13, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Meeting, Proxy Statement and 2008 Annual Report to Shareholders

are available at www.quakerchem.com/proxymaterials.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided  

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Donald R. Caldwell
☐	WITHHOLD AUTHORITY	O William R. Cook		IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF FOR WHICH NOTICE HAS NOT BEEN RECEIVED BY COMPANY ON OR BEFORE FEBRUARY 17, 2009.
	FOR ALL NOMINEES	O Jeffry D. Frisby
☐	FOR ALL EXCEPT
(See instructions below)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 2009

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2006 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2006, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.